EXHIBIT 8

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839-5300 (212) 859-5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 22, 2012

HSBC USA Inc.

452 Fifth Avenue

New York, New York  10018

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by HSBC USA Inc. (the “Company”) on or about March 22, 2012, and to the prospectus (the “Prospectus”) included in such Registration Statement relating to the issuance of Debt Securities (the “Debt Securities”), Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units.

We are special tax counsel to the Company in connection with the Prospectus.  The statements in the Prospectus under the heading “U.S. Federal Income Tax Considerations Relating to Debt Securities,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared and reviewed by us and, in our opinion, are correct in all material respects.  In rendering this opinion, we have relied without independent investigation on the description of the Debt Securities set forth in the Prospectus.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm as special tax counsel in the Prospectus under the heading “Legal Opinions.”  In addition, we hereby consent to any reference to us, in our capacity as special tax counsel to the Company in connection with certain issuances of senior, unsecured Debt Securities titled “Notes, Series 1” (“Notes”), or any opinion of Sidley Austin LLP delivered in such capacity, in any prospectus, prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,
/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.